Exhibit 99.2

Perma-Fix Reports Financial Results and Provides Business Update
for the Second Quarter of 2016

ATLANTA – August 22, 2016 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced results for the second quarter and six months ended June 30, 2016.

Dr. Louis F. Centofanti, Chief Executive Officer, stated, “As previously disclosed, we experienced growth in our Services Segment and achieved positive Adjusted EBITDA, despite continued delays of waste shipments within our Treatment Segment during the second quarter of 2016. Based on our current sales pipeline, we anticipate improvement in revenue and cash flow in the second half of 2016 as many of the waste shipments that were delayed remain on track for later this year. Nevertheless, due to timing issues and our revenue recognition model, we are revising our guidance, and now believe adjusted EBITDA for the full year should be approximately of $3 to $4 million.”

“We are very pleased to report continued progress on an important demonstration project we are currently conducting with a significant customer related to the treatment of high level waste streams. We believe that if this project is successful, it could open the door to a new market opportunity.”

“As discussed in our preliminary financial results reported on August 16, 2016, with the expiration of our lease at our M&EC facility located in Oak Ridge, Tennessee, scheduled for January 2018, we are proceeding to shut down this facility, which we anticipate will result in certain fixed costs savings. We believe that M&EC can reroute waste streams with minimal impact to our revenue or disruption to our customers. As a result of this decision, our second quarter financial results include certain non-cash tangible and intangible asset impairment losses and other charges as described below in connection with our M&EC subsidiary.”

Financial Results

Revenue for the second quarter of 2016 was $14.8 million versus $16.4 million for the same period last year. Revenue for the Treatment Segment was $8.0 million compared to $11.1 million for the same period in 2015. Revenue from the Services Segment was $6.8 million versus $5.3 million for the same period in 2015.

Gross profit for the second quarter of 2016 was $1.8 million versus $4.0 million for the second quarter of 2015 primarily due to lower revenue in the Treatment Segment resulting from lower waste volume. Gross profit for the second quarter of 2016 also included a write-off of approximately $587,000 in prepaid fees in connection with the impairment of certain equipment at our M&EC facility which is expected to be shut down as discussed above. Gross profit decreased approximately $2.2 million and gross margin decreased to 12.3% from 24.7% for the same period last year primarily due to decreased revenue in the Treatment Segment and the impact of our fixed costs structure. Our gross profit and margin were also impacted by the $587,000 write-off as discussed above.

Operating loss for the second quarter of 2016 was $11.2 million versus an operating income of $613,000 for the second quarter of 2015. Operating loss for the second quarter of 2016 included non-cash tangible and intangible asset impairment charges of approximately $1.8 million and $8.3 million, respectively, resulting from the pending shut down of the Company’s M&EC facility in Oak Ridge, Tennessee. Operating loss also included the $587,000 write-off in prepaid fees as discussed above. Net loss attributable to common stockholders for the second quarter of 2016 was $8.2 million or ($0.71) per share, versus net loss of $154,000 or ($0.01) per share, for the same period in 2015. Net loss attributable to common stockholders for the second quarter of 2016 included a tax benefit of approximately $3.2 million resulting from the impairment loss incurred on intangible assets for our M&EC facility.

The Company recorded Adjusted EBITDA of $824,000 from continuing operations during the quarter ended June 30, 2016, as compared to Adjusted EBITDA of $2.0 million for the same period of 2015. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before research and development costs related to the Medical Isotope project, impairment charges on tangible and intangible assets and write-off of prepaid fees resulting from tangible asset impairment loss. Both EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA and Adjusted EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA and Adjusted EBITDA as a means to measure performance. The Company’s measurements of EBITDA and Adjusted EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA and Adjusted EBITDA, both non-GAAP measures, to GAAP numbers for (loss) income from continuing operations for the three and six months ended June 30, 2016 and 2015.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2016	2015	2016	2015
(loss) Income from continuing operations	$(8,134)	$407	$(11,980)	$(1,606)

Adjustments:
Depreciation & amortization	912	943	1,796	1,909
Interest income	(31)	(11)	(47)	(20)
Interest expense	108	140	276	267
Interest expense - financing fees	29	56	85	115
Income tax (benefit) expense	(3,167)	36	(3,130)	71

EBITDA	(10,283)	1,571	(13,000)	736

Research and development costs related to Medical Isotope project	416	432	854	827
Impairment loss on tangible assets	1,816	—	1,816	—
Impairment loss on intangible assets	8,288	—	8,288	—
Write-off of prepaid fees resulting from impairment loss on tangible asset	587	—	587	—

Adjusted EBITDA	$824	$2,003	$(1,455)	$1,563

The tables below present certain unaudited financial information for the business segments, excluding allocation of corporate expenses and research and development costs related to our Medical Isotope project:

	Three Months Ended June 30, 2016 (Unaudited)			Six Months Ended June 30, 2016 (Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$7,985	$6,824	$—	$15,189	$9,658	$—
Gross profit	582	1,234	—	444	1,406	—
Segment (loss) profit	(7,390)	1,046	(416)	(8,675)	322	(854)

	Three Months Ended June 30, 2015 (Unaudited)			Six Months Ended June 30, 2015 (Unaudited)
(In thousands)	Treatment	Services	Medical	Treatment	Services	Medical
Net revenues	$11,087	$5,267	$—	$20,836	$9,119	$—
Gross profit	3,335	697	—	4,570	940	—
Segment profit (loss)	2,258	60	(432)	2,443	(241)	(827)

The Company failed to meet its quarterly fixed charge coverage ratio in the second quarter of 2016. The Company’s inability to meet its quarterly fixed charge coverage ratio in the second quarter of 2016 was primarily due to delays in receipt of certain waste shipment which have been rescheduled for later this year. Based on discussions with the Company’s lender, the Company expects to receive a waiver from its lender for this non-compliance. In the event that the Company is unable to secure this waiver, the Company would be required to reclassify the long-term portion of its bank debt, in the amount of approximately $9.4 million as of June 30, 2016 as included in Long-term liabilities on the Company’s balance sheet as reported below to Current liabilities, which would result in the Company’s working capital being adjusted to approximately a negative $7.4 million. Under our credit facility, as amended, our failure to meet any of the financial covenants contained in the credit facility, unless waived by our lender, could result in our lender declaring our credit facility in default allowing them to immediately require the repayment of all outstanding debt under the credit facility and terminate all commitments to extend further credit. Our lender has not declared our credit facility in default, and, as provided above, based on discussions with our lender, we expect our lender to waive our failure to meet our quarterly fixed charge coverage ratio for the second quarter of 2016.

Based on our discussion with the Company’s lender, the Company also expects to receive a revision in the methodology to be used in calculating our fixed charge coverage ratio which we believe will enable us to meet our fixed charge coverage ratio requirement for the remaining quarters of 2016.

Conference Call

Perma-Fix will host a conference call at 11:00 a.m. ET on Monday, August 22, 2016. The call will be available on the Company’s website at www.perma-fix.com, or by calling (877) 407-0778 for U.S. callers, or +1 201-689-8565 for international callers. The conference call will be led by Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, Ben Naccarato, Vice President and Chief Financial Officer, and Mark Duff, Executive Vice President, of Perma-Fix Environmental Services, Inc.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight August 29, and can be accessed by calling: (877) 481-4010 (U.S. callers) or +1 (919) 882-2331 (international callers) and entering conference ID: 13616885.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company's nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense ("DOD"), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates four nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us on the World Wide Web at http://www.perma-fix.com.

This press release contains “forward-looking statements” which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: anticipate improvement in revenue and cash flow in the second half of 2016; receipt of certain large waste treatment shipments later this year; anticipate adjusted EBITDA of $3 to $4 million for the full year; fixed costs savings from M&EC facility shut down; financial results of our M&EC subsidiary; receipt of waiver from our lender as a result of failure to meet a certain financial covenant during the second quarter of 2016; meeting fixed charge coverage ratio requirement for remaining quarters of 2016; and the effect of failure to obtain the waiver from our lender. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, future economic conditions; industry conditions; competitive pressures; our ability to apply and market our new technologies; the government or such other party to a contract granted to us fails to abide by or comply with the contract or to deliver waste as anticipated under the contract; that Congress fails to provides continuing funding for the DOD’s and DOE’s remediation projects; ability to obtain new foreign and domestic remediation contracts; inability to meet financial covenants; and the “Risk Factors” discussed in, and the additional factors referred to under "Special Note Regarding Forward-Looking Statements" of, our 2015 Form 10-K and Forms 10-Q for quarters ended March 31, 2016 and June 30, 2016. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Please visit us on the World Wide Web at http://www.perma-fix.com.

FINANCIAL TABLES FOLLOW

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in Thousands, Except for Per Share Amounts)	2016	2015	2016	2015
Net revenues	$14,809	$16,354	$24,847	$29,955
Cost of goods sold	12,993	12,322	22,997	24,445
Gross profit	1,816	4,032	1,850	5,510
Selling, general and administrative expenses	2,375	2,930	5,431	5,776
Research and development	554	489	1,128	918
(Gain) loss on disposal of property and equipment	(1)	—	4	—
Impairment loss on tangible assets	1,816	—	1,816	—
Impairment loss on intangible assets	8,288	—	8,288	—
(Loss) income from operations	(11,216)	613	(14,817)	(1,184)
Other income (expense):
Interest income	31	11	47	20
Interest expense	(108)	(140)	(276)	(267)
Interest expense-financing fees	(29)	(56)	(85)	(115)
Foreign currency gain	—	—	—	(4)
Other	21	15	21	15
(Loss) income from continuing operations before taxes	(11,301)	443	(15,110)	(1,535)
Income tax (benefit) expense	(3,167)	36	(3,130)	71
(Loss) income from continuing operations, net of taxes	(8,134)	407	(11,980)	(1,606)
Loss from discontinued operations, net of taxes	(264)	(713)	(431)	(936)
Net loss	(8,398)	(306)	(12,411)	(2,542)
Net loss attributable to non-controlling interest	(164)	(152)	(337)	(324)
Net loss attributable to Perma-Fix Environmental
Services, Inc. common stockholders	$(8,234)	$(154)	$(12,074)	$(2,218)
Net (loss) income per common share attributable to Perma-Fix
Environmental Services, Inc. stockholders - basic and diluted:
Continuing operations	$(0.69)	$0.05	$(1.00)	$(0.11)
Discontinued operations	(0.02)	(0.06)	(0.04)	(0.08)
Net loss per common share	$(0.71)	$(0.01)	$(1.04)	$(0.19)
Number of common shares used in computing net income (loss) per share:
Basic	11,574	11,505	11,566	11,496
Diluted	11,574	11,536	11,566	11,496

The accompanying notes are an integral part of these consolidated financial statements.

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

CONSOLIDATED BALANCE SHEET

	June 30,	December 31,
	2016	2015
(Amounts in Thousands, Except for Share and Per Share Amounts)	(Unaudited)	(Audited)

ASSETS
Current assets:
Cash and equivalents	$379	$1,534
Account receivable, net of allowance for doubtful accounts of $1,122 and $1,474, respectively	10,213	9,673
Unbilled receivables	3,956	4,569
Other current assets	2,695	4,306
Assets of discontinued operations included in current assets, net of allowance for doubtful accounts of $0 for each period presented	85	34
Total current assets	17,328	20,116

Net property and equipment	18,268	19,993
Property and equipment of discontinued operations, net of accumulated depreciation of $10 for each period presented	81	531
Intangibles and other assets	33,196	42,273
Other assets related to discontinued operations	303	—
Total assets	$69,176	$82,913

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$14,832	$16,619
Current liabilities related to discontinued operations	521	531
Total current liabilities

Long-term liabilities	19,386	18,997
Long-term liabilities related to discontinued operations	1,002	1,064
Total liabilities
Commitments and Contingencies
Series B Preferred Stock of subsidiary, $1.00 par value; 1,467,396 shares authorized, 1,284,730 shares issued and oustanding, liquidation value $1.00 per share plus accrued and unpaid dividends of $899 and $867, respectively	1,285	1,285
Stockholders’ equity:
Preferred Stock, $.001 par value; 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common Stock, $.001 par value; 30,000,000 shares authorized, 11,581,973 and 11,551,232 shares issued, respectively; 11,574,331 and 11,543,590 shares outstanding, respectively	11	11
Additional paid-in capital	105,717	105,556
Accumulated deficit	(72,882)	(60,808)
Accumulated other comprehensive loss	(134)	(117)
Less Common Stock in treasury at cost: 7,642 shares	(88)	(88)
Total Perma Fix Environmental Services, Inc. stockholders' equity	32,624	44,554
Non controlling interest	(474)	(137)
Total stockholders' equity	32,150	44,417

Total liabilities and stockholders' equity	$69,176	$82,913